EXHIBIT 10.16

CHEWY DEFERRED COMPENSATION PLAN

Effective January 1, 2023

EXHIBIT 10.16
CERTIFICATE

I, John Greener, Chief Human Resources Officer of Chewy, Inc., hereby certify that the attached document is a true and correct copy of the Chewy Deferred Compensation Plan, originally effective as of January 1, 2023.

Date: December 12, 2022

/s/ John Greener

EXHIBIT 10.16
CHEWY DEFERRED COMPENSATION PLAN
Effective January 1, 2023
Effective January 1, 2023, Chewy, Inc. has created this Chewy Deferred Compensation Plan for the purpose of enabling employees of the Employing Companies to defer receipt of base salary and incentive compensation which would otherwise be paid to such employees. The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred Compensation for a select group of management or highly compensated employees (within the meaning of and for purposes of Title I of ERISA).
ARTICLE I
DEFINITIONS
The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in this Plan shall be defined in the same manner as they are defined in the Chewy 401(k) Plan.
“Affiliate” means, for any Plan Year, a corporation which for any part of such year is a member of a controlled group of corporations (as defined in Section 1563(a) of the Code, disregarding Sections 1563(a)(4) and 1563(e)(3)(C) of the Code) of which the Company is a member, any trade or business, whether incorporated or not, which for any part of such year is considered to be under common control with the Company under regulations prescribed by the Secretary of the Treasury pursuant to Section 414(c) of the Code, any organization which for any part of such year is considered under regulations prescribed by the Secretary of the Treasury pursuant to Section 414(m) of the Code to be a member of an affiliated service group of which the Company is a member, and any other entity required to be aggregated with the Company under regulations prescribed by the Secretary of the Treasury pursuant to Section 414(o) of the Code. Any such entity shall be treated as an Affiliate only for the period while it is a member of such controlled group or considered to be in such common control group.
“Annual Incentive” means compensation earned by an Eligible Employee under the Chewy Corporate Short-Term Incentive (STI) plan, as amended from time to time.
“Base Salary” means an Eligible Employee’s annual base salary for a Plan Year paid by the Employing Company, including short term disability payments and that portion of such compensation which is electively deferred under this Plan or any other plan of the Company or its Affiliates, including a Code 401(k) plan for such Plan Year or pursuant to a salary reduction election permitted under Section 125 of the Code, but “Base Salary” shall not include any Annual Incentive, commissions, allowances, expense reimbursements, and benefits not normally paid in cash to an Eligible Employee and shall exclude any such compensation deferred from a prior period.
"Beneficiary” shall have the meaning set forth in Section 8.5 of the Plan.
"Board of Directors” means the Board of Directors of the Company.
“Change in Control” means:
(a)    any one “Person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), including any “group” within the meaning of Section 13(d)(3) under the Exchange Act, or more than one Person acting as a group (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than the Company, any employee benefit plan sponsored by the Company or BC Partners LLP or any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, becomes the Beneficial Owner

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(within the meaning of Rule 13d-3 under the Exchange Act) of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total Voting Power of the stock of the Company;
(b)    a majority of members of the Board of Directors is comprised of directors whose appointment or election is (i) not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election or (ii) approved in connection with any actual or threatened contest for election to positions on the Board of Directors;
(c)    there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to a Person, at least 50% of the total Voting Power of the outstanding Voting Securities of which are Beneficially Owned by the holders of the Voting Securities of the Company immediately prior to such sale or other disposition; or
(d)    a merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of Voting Securities of the Company immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined Voting Power of the outstanding Voting Securities of the surviving company or parent corporation resulting from, or issuing its Voting Securities as part of, such event.
Notwithstanding the foregoing, (i) an event described herein shall be considered a “Change in Control” for distribution or payment purposes only if it constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid adverse tax consequences thereunder and (ii) a “Change in Control” shall be deemed not to have occurred as a result of any transaction or series of integrated transactions following which BC Partners LLP or any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, BC Partners LLP possesses, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise, the power to elect a majority of the Board of Directors or the board of directors or similar body governing the affairs of any successor to the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable regulations and rulings issued thereunder.
“Committee” means Chewy 401(k) Plan Administrative Committee.
“Company” means Chewy, Inc., and its successors and assigns.
“Compensation” means a Participant’s Base Salary and Annual Incentive amounts paid during a Plan Year.
“Deferral Account” means the recordkeeping account maintained for a Participant that reflects the amount of Employee Deferrals credited to such Participant under the Plan, including deemed investment earnings or losses thereon.
“Disability” means a Participant (i) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employing Company; or (ii) is determined to be totally disabled by the Social Security Administration.

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“Election Notice” means the annual notice delivered by an Eligible Employee to the Employing Company in accordance with Article II of the Plan, which shall be in such form and substance satisfactory to and prescribed by the Committee. Each Election Notice shall be irrevocable as of the last day of the periods described in Section 2.2 of the Plan.
“Eligible Employee” means an individual employed as a common law employee of an Employing Company who meets the requirements of Section 2.1 of the Plan.
“Employee Deferral” means the amount credited to a Participant's Deferral Account under the Plan pursuant to Section 3.1 herein.
“Employing Company” means the Company or an Affiliate which has been designated by the Company as eligible to participate in this Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations and rulings issued thereunder.
“Normal Retirement” means a Participant’s Separation from Service after attaining age 59½.
“Participant” means an Eligible Employee who is receiving credits to a Deferral Account under the Plan pursuant to Article III or an Eligible Employee or former Eligible Employee not receiving such credits for whom a Deferral Account has been established under the Plan that remains unpaid in full.
“Plan” means this Chewy Deferred Compensation Plan, as amended from time to time, including any successor plan.
“Plan Year” means the calendar year.
“Separation from Service” A Participant will be considered to have a Separation from Service if the Participant dies, retires, or otherwise has a termination of employment with the Company and its Affiliates, subject to the following:
(a)    A Separation from Service is deemed to occur on the date that a Participant’s level of services performed after such date (whether as an employee or independent contractor) permanently decreases to no more than 20% of the average level of services performed (whether as an employee or independent contractor) during the immediately preceding 36-month period.
(b)    For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment with the Company or any of its Affiliates is provided either by statute or by contract. If the period of leave exceeds six (6) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
(c)    The determination of whether a Participant has incurred a Separation from Service shall be based on the facts and circumstances and determined in accordance with Section 409A of the Code.
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), 152(b)(2), and 152(d)(1)(B)) thereof); loss of the

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Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in accordance with Section 409A(a)(2)(B)(ii) of the Code and Treasury Regulation Section 1.409A-3(i)(3).
“Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.
“Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of the Board of Directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1.    Eligibility. The Committee shall, in its sole discretion, select such employees of an Employing Company whose management level is C08 or above to become Eligible Employees as of such dates as determined by the Committee; provided, however, in order to be an Eligible Employee, the employee must be in the “highly compensated group.” The term “highly compensated group” means a select group of management or highly compensated employees as described and used in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Committee shall select such employees on a Plan Year by Plan Year basis. An Eligible Employee may elect to become a Participant under the Plan pursuant to the rules under Section 2.2 of the Plan. Notwithstanding the foregoing, selection for one Plan Year does not entitle an employee to be selected for any subsequent Plan Year, and the Committee may terminate an Eligible Employee’s eligibility to participate for a Plan Year, in its sole discretion, upon notice to the Eligible Employee prior to the start of the Plan Year. If a Participant ceases to be an Eligible Employee for a Plan Year, then the Participant’s deferral elections shall no longer be effective; however, such Participant’s Deferral Account shall continue to be credited with earnings and losses.
2.2.    Timing and Effect of Election Notices.
(a)    An Eligible Employee may elect to participate in the Plan by filing an Election Notice with the Committee at such time prior to the start of the Plan Year with respect to which it is made as the Committee shall determine; provided, that if an Eligible Employee makes a separate election to participate in the Plan which relates solely to a deferral of Annual Incentive amounts, such election shall be made by filing an Election Notice with the Committee on a date within the Plan Year which is at least six (6) months prior to the end of the Plan Year provided Annual Incentive payments qualify as “performance-based compensation” within the meaning of Section 409A(a)(4)(B)(iii) of the Code. Notwithstanding the foregoing, an employee who becomes an Eligible Employee after the start of a Plan Year may elect to participate in the Plan with respect to Compensation to be earned prospectively provided such Eligible Employee files an Election Notice with the Committee within thirty (30) days after first becoming an Eligible Employee, subject to the proviso clause in the preceding sentence.
(b)    Each Election Notice will indicate the amount elected by the Eligible Employee to be deferred under the Plan as (i) a percentage of Base Salary in whole percentages not to exceed 50%, and (ii) a

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percentage of Annual Incentive amounts in whole percentages not to exceed 80%. An Eligible Employee may file separate elections with respect to Base Salary and Annual Incentive amounts.
(c)    An Election Notice filed by a Participant shall be effective only with respect to the Plan Year to which it relates. An Eligible Employee shall be required to file a new Election Notice with the Committee in accordance with Section 2.2 of the Plan for each subsequent Plan Year. A Participant shall have no unilateral right to change or terminate an Election Notice once the annual filing deadline(s) established by the Committee have passed, which deadlines shall be no later than the dates prescribed in Section 2.2(a) of the Plan.
ARTICLE III
CONTRIBUTIONS
3.1.    Employee Deferrals. Each Participant’s Compensation for a Plan Year shall be reduced on a pre-tax basis by the amount of the Employee Deferrals credited to such Participant under the Plan for the Plan Year. The amount of Employee Deferrals that shall be credited to a Participant’s Deferral Account for any Plan Year shall be equal to the Base Salary and Annual Incentive amounts elected by such Participant pursuant to Section 2.2 of the Plan. Each Employee Deferral is intended to be an elective salary reduction amount which shall be deducted from a Participant’s Compensation otherwise payable for a Plan Year, with Base Salary withheld on a pro rata basis throughout the Plan Year (or remainder of the Plan Year, in the case of an Eligible Employee who first becomes a Participant after the first day of the Plan Year).
3.2.    Vesting. A Participant shall be fully vested at all times in all Employee Deferrals credited to the Participant’s Deferral Account under the Plan.
ARTICLE IV
VALUATION AND INVESTMENT OF CONTRIBUTIONS
4.1.    Crediting of Contributions. Employee Deferrals shall be credited to a Participant's Deferral Account as soon as is reasonably practicable after the end of each payroll period.
4.2.    Investment of Participant Deferral Accounts. In accordance with procedures established by the Committee, each Participant shall elect, as part of the initial election process, and each Participant may elect at any time, one or more investment funds that shall be designated by the Committee and that shall be used to measure income, gains, and losses. Participants shall earn a deemed rate of return, credited daily, on their Deferral Accounts under the Plan equal to the rate of return as so determined by the investment fund(s) so elected. The Company reserves the right to change such means of crediting a deemed rate of return and such administrative rules and procedures at any time. The Committee may, on a uniform and non-discriminatory basis from time to time, set or change the advance notice requirement for making investment directions, may limit the number of investment direction changes made in a Plan Year, may limit investment directions, if any, which can be made by telephone, electronically or through the internet, may impose blackout periods for changes, may temporarily or permanently suspend the offering of an investment fund, and generally may change any of the investment direction procedures or options from time to time and at any time.
4.3.    Valuation. A Participant's Deferral Account under the Plan shall be valued daily.
4.4.    Expenses Charged to Deferral Accounts. Notwithstanding any other provision of the Plan to the contrary, expenses incurred in the administration of the Plan and any rabbi trust may be charged to Deferral Accounts on either a pro rata basis or a per capita basis, and/or may be charged to the Deferral Account of the affected Participant(s) and Beneficiary(ies) (which term is intended to include any

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alternate payee(s)) on a usage basis (rather than to all Deferral Accounts), as directed by the Committee. Without limiting the foregoing, some or all of the reasonable expenses attendant to the determinations needed with respect to and making of withdrawals, the calculation of benefits payable under different Plan distribution options and the distribution of Plan benefits may be charged directly to the Deferral Account of the affected Participant and Beneficiary, and different rules (i.e., pro rata, per capita, or direct charge to Deferral Accounts) may apply to different groupings of Participants and Beneficiaries.
ARTICLE V
PAYMENT EVENTS AND DISTRIBUTIONS
5.1.    Payment Events. A Participant’s Deferral Account shall become distributable in accordance with Section 5.2 of the Plan (a) upon the earliest to occur of any of the following events while in the employment of an Employing Company: (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s Normal Retirement or Separation from Service, and (iv) a Change in Control, or (b) if elected by the Participant, as a scheduled payment as described in Section 5.3 of the Plan. For payments under Section 5.1(a)(iii), a Participant shall be required to make a separate election for Normal Retirement and a separate election for Separation from Service that occurs before Normal Retirement. A Participant’s age at the time of a payment event shall determine whether the election for Normal Retirement or the election for Separation from Service before Normal Retirement shall apply.
5.2.    General Rules for Distribution. A Participant's Deferral Account shall be paid to such Participant in a single lump-sum distribution or in consecutive annual installments over a two- to ten- year period, as elected by the Participant in an Election Notice, commencing as soon as administratively practicable following the applicable payment event. The Participant may elect annual installments up to fifteen (15) years in case of Normal Retirement. In the event that a Participant does not designate a form of payment on an Election Notice, such Participant shall be deemed to have elected that the Deferral Account be paid in a single lump- sum distribution.
5.3.    Scheduled Payments. A Participant may elect on an Election Notice to have all or a portion of the Participant’s Deferral Account attributable to a given Plan Year’s Employee Deferrals distributed as scheduled payments in accordance with this section. The Participant’s Election Notice shall designate (a) the year in which scheduled payments shall commence (which year shall be no earlier than two (2) years from the Plan Year to which the Election Notice applies) and (b) whether such scheduled payments shall be paid in a single lump-sum distribution or in consecutive annual installments over a two- to ten- year period.
5.4.    Death or Disability. Notwithstanding any other provision of this Plan, including any scheduled payment election under Section 5.3, the Participant’s Disability shall cause payment of the Participant’s Deferral Account to be accelerated and paid in lump sum. Similarly, notwithstanding any other provision of this Plan, including any scheduled payment election under Section 5.3, upon the death of a Participant, the Participant’s Deferral Account shall, to the extent remaining unpaid, be paid to such Participant’s Beneficiary as designated in a lump sum within sixty (60) days following the Participant’s death; and provided further, that the actual payment date shall in no event be subject to the discretion of the Beneficiary.
5.5.    Payment Amount.
(a)    The amount of a lump-sum payment to or with respect to a Participant shall be determined by reference to the Deferral Account as of the last valuation date immediately preceding the date of payment.

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(b)    The amount of each periodic installment payment shall be the lesser of:
(i)    The quotient obtained by dividing (A) the amount of such Participant’s Deferral Account held in the applicable subdivision, determined as though a lump-sum payment were being made as of the last valuation date of the calendar quarter preceding the date of payment of such installment, by (B) the number of installment payments then remaining to be made; or
(ii)    The amount of such Deferral Account at such time.
5.6.    Tax Withholdings. The Company or trustee, as the case may be, may deduct from payments under the Plan such reasonable amount as it shall deem necessary, based upon information provided by the Committee upon which the payor may rely, to pay any federal, state, or local income, employment, or other taxes attributable to the payment or required to be withheld from the payment.
5.7.    Subtractions from Deferral Account. All distributions (including any tax withholdings) and withdrawals shall be subtracted from a Participant’s Deferral Account and the applicable subdivision thereof when made.
5.8.    Reemployment. In the event that a Participant who has begun to receive periodic installment payments again becomes an employee of the Company or any of its Affiliates, the periodic installments shall continue regardless of return to employment.
5.9.    New Designation. A Participant who has made an election in accordance with Section 5.3 of the Plan may file with the Committee an election to defer the time of a scheduled payment. The new designation may only defer the time of a scheduled payment and may not change payment frequency. Notwithstanding the foregoing, any election to defer a scheduled payment under this section shall be disregarded as if it had never been filed unless the election (a) was filed with the Committee at least twelve (12) months prior to the date on which the scheduled payment is to occur and (b) provides for a deferral for a period which is not less than five (5) years from the date such scheduled payment would otherwise have been paid. A new election shall be made in writing upon forms furnished by the Committee and shall conform to such other procedural and substantive rules as the Committee shall establish.
5.10.    Unforeseeable Emergency. A Participant may apply for and receive a distribution from the Participant’s Deferral Account if the Committee determines that such distribution is on account of an Unforeseeable Emergency and the amount of the requested distribution does not exceed the amount reasonably necessary to satisfy the Participant’s proven Unforeseeable Emergency (including amounts necessary to pay any applicable income taxes or penalties reasonably anticipated to result from the distribution). Whether a Participant has incurred an Unforeseeable Emergency permitting a distribution under this section will be determined by the Committee based on the relevant facts and circumstances, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Employee Deferrals under this Plan. To receive such a distribution, the Participant must file a written request with the Committee and furnish such supporting documentation as the Committee, in its discretion, may require. In the request, the Participant shall specify the basis for the distribution and the dollar amount to be distributed. If such a distribution is approved by the Committee, payment shall be made as soon as practicable following such approval in a single lump-sum distribution. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more Employee Deferrals for the remainder of the Plan Year.

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5.11.    Incapacity of Recipient. If a Participant or Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to the appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Employing Company making such payment under the Plan.
5.12.    Distribution of Benefit When Payee Cannot Be Located. If any payment made under the Plan is returned unclaimed, the payor shall notify the Committee and shall dispose of the payment as the Committee shall direct. The Committee shall make all reasonable attempts to determine the whereabouts of a Participant or Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Employing Employer’s or the Committee’s records. If the Committee is unable to locate such a Participant or Beneficiary entitled to benefits hereunder, the Company will issue a payment in the appropriate amount and in the name of the Participant or Beneficiary, and the Company will retain such benefit payment on behalf of the Participant or Beneficiary, without any adjustment for interest or deemed earnings, subject to any applicable statute of escheats not preempted by ERISA.
5.13.    Section 162(m) of the Code. If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Employing Company's tax deduction due to the application of Section 162(m) of the Code, such payment can be delayed and paid (a) during the Participant's first taxable year in which the Committee reasonably anticipates that the Employing Company's tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (b) during the period beginning with the Participant's Separation from Service and ending on the later of the last day of the Employing Company's taxable year in which the Participant separates from service or the fifteenth (15th) day of the third month following the Participant's Separation from Service.
ARTICLE VI
ADMINISTRATION OF THE PLAN
6.1.    Administration of the Plan. The Plan shall be administered by the Committee or its delegate. The Committee shall maintain such procedures and records as will enable it to determine the Participants and their Beneficiaries who are entitled to receive a benefit under the Plan and the amounts thereof.
6.2.    General Powers of Administration. The Committee shall have primary responsibility and authority for the administration of the Plan and to consider and decide conclusively in its sole discretion any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan, including the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Plan, to authorize distributions under the Plan, to establish and enforce such rules and regulations as it shall deem proper for the administration of the Plan, and to determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan. In exercising such powers and authorities, the Committee shall at all times exercise good faith, apply standards of uniform application and refrain from arbitrary action. Any decision or action of the Committee shall be conclusive and binding.
6.3.    Delegation of Authority. Except to the extent prohibited by applicable laws, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. The acts of such delegates shall be treated as acts of the Committee, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities.

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6.4.    Claims Procedure. All inquiries and claims respecting the Plan shall be in writing directed to the Committee at such address as may be specified from time to time.
(a)    In the case of a claim respecting benefits paid or payable to a Participant, former Participant or Beneficiary, a written determination allowing or denying the claim shall be furnished to the claimant within ninety (90) days of the date on which the claim is filed. If special circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the ninety (90)-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety (90) days after expiration of the initial ninety (90)-day period. A denial or partial denial of a claim shall be dated and set forth the following information:
(i)    the specific reason or reasons for the denial;
(ii)    reference to the specific Plan provisions on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    a description of the Plan’s appeal procedure and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on appeal.
(b)    If a claim is denied and the claimant wishes to submit an appeal of the denied claim, the claimant (or the claimant’s authorized representative) must follow the procedures described below:
(i)    Upon receipt of the denied claim, the claimant (or the claimant authorized representative) may file an appeal in writing with the Committee. This appeal must be filed no later than sixty (60) days after the claimant has received written notification of the denied claim.
(ii)    The claimant has the right to submit in writing to the Committee any comments, documents, records, or other information relating to the claim for benefits.
(iii)    A claimant (or the claimant’s duly authorized representative) has the right to be provided with, upon request and free of charge, reasonable access to and copies of all documents, records, and other information that are relevant to the denied claim.
(iv)    The Committee will take into account all comments, documents, records, and other information that the claimant submitted relating to the claim, without regard to whether such information was submitted or considered in the initial denial of the claim.
(c)    The Committee will provide the claimant with written notice of its decision within sixty (60) days after the Committee’s receipt of the written appeal. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Committee will notify the claimant in writing within the sixty (60)-day period and the final decision will be made no later than one hundred twenty (120) days after the Committee’s receipt of the claimant’s appeal. The Committee’s decision on the appeal will be communicated to the claimant in writing and will state:
(i)    the specific reason or reasons for the denial of the appeal;
(ii)    reference to the specific Plan provisions on which the denial of the appeal is based;

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(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to the claim for benefits; and
(iv)    a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA no later than one hundred twenty (120) days after the final adverse determination on appeal.
(d)    The Committee’s decision upon appeal, or the Committee’s initial decision if no appeal is taken, shall be final, conclusive, and binding on all parties, subject to review or correction pursuant to a civil action under Section 502(a) of ERISA only to the extent that such decision is shown by clear and convincing evidence to be arbitrary and capricious.
(e)    Completion of the claims procedures described in this Section 6.4 is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by any current or former Eligible Employee or any other person or entity claiming rights in connection with the Plan. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan for benefits under the Plan shall be filed in a court of law no later than one hundred twenty (120) days after the final adverse determination on appeal. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights provided in this Section 6.4 have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.
6.5.    Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from their own willful malfeasance, gross negligence, or reckless disregard of their duties.
ARTICLE VII
AMENDMENT AND TERMINATION
7.1.    Amendment and Termination.
(a)    The Company reserves the right to alter, amend, modify, suspend, or terminate the Plan in any respect and at any time and may do so pursuant to a written resolution of the Compensation Committee of the Board of Directors; provided however, that no alteration, amendment, modification, suspension, or termination of the Plan shall directly or indirectly reduce the amount credited to any Participant’s Deferral Account under the Plan as of the effective date of such action, although deemed investment earnings and losses may continue to be adjusted after such alteration, amendment, modification, or suspension.
(b)    The Committee may adopt minor amendments to the Plan without prior approval by the Compensation Committee of the Board of Directors that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations, (ii) relate to administrative practices, or (iii) have an insubstantial financial effect on Plan benefits and expenses.
7.2.    Effect of Termination. Upon termination of the Plan, distribution of each Participant’s Deferral Account under the Plan shall not be accelerated except as permitted under Section 409A of the Code. No additional contributions shall be credited under the Plan, but deemed investment earnings and losses shall continue to be credited hereunder until the full amount has been distributed to the Participant (or the Participant’s Beneficiary).
ARTICLE VIII
GENERAL PROVISIONS

EXHIBIT 10.16
8.1.    Participant’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of any Employing Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan, provided, that the Company may, in its discretion, set aside assets, in a trust or otherwise, to satisfy its obligations under the Plan. Notwithstanding anything herein to the contrary, the right of a Participant (or the Participant’s Beneficiary) to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employing Company employing, or which previously employed, such Participant. All payments under the Plan shall be made from the general funds of such Employing Company.
8.2.    No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by any Employing Company or any other person or entity that the assets of such Employing Company will be sufficient to pay any benefit hereunder.
8.3.    No Enlargement of Employee Rights. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of any Employing Company or interfere in any way with the right of the Employing Company to terminate the Participant’s employment or service at any time with or without notice and with or without cause.
8.4.    Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings; provided, that the foregoing restrictions on alienation shall not apply to the extent required to comply with the terms of a “domestic relations order” (as defined in Section 414(p)(1)(B) of the Code).
8.5.    Beneficiary Designation.
(a)    Each Participant shall be entitled to designate a Beneficiary to receive any unpaid Deferral Amount hereunder by filing a designation in writing with the Committee on the form provided for such purpose. Any Beneficiary designation shall be effective only if signed and dated by the Participant and delivered to the Committee prior to the time of the Participant’s death. Any Beneficiary designation shall remain effective until changed or revoked hereunder.
(b)    Any Beneficiary designation may include multiple, contingent, or successive Beneficiaries and may specify the proportionate distribution to each Beneficiary. If multiple Beneficiaries are designated, absent any other provision by the Participant, those named or the survivor of them shall share equally in any amounts payable hereunder.
(c)    A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Committee.
(d)    If a Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased the Participant or cannot be located by the Committee, then the Participant’s surviving spouse or, if none, the executor, or the administrator of the Participant’s estate shall be deemed to be the Beneficiary.
(e)    If a Beneficiary shall survive the Participant but die before the Participant’s remaining benefit under the Plan has been distributed, then, absent any other provision by the Participant, the unpaid

EXHIBIT 10.16
balance thereof shall be distributed to such other beneficiary named by the deceased Beneficiary to receive the deceased Beneficiary’s interest or, if none, to the estate of the deceased Beneficiary.
8.6.    Applicable Law. The Plan shall be construed and administered under the internal laws of the State of Florida (without reference to conflict of law principles), except to the extent that such laws are preempted by applicable Federal law.
8.7.    Taxes. To the extent required by law, amounts credited under the Plan shall be subject to federal social security, Medicare, and unemployment taxes as required by Section 3121(v)(2) of the Code or other applicable law. The Company shall withhold from any distributions made pursuant to the Plan such amounts as may be required by federal, state, or local law.
8.8.    Section 409A of the Code.
(a)    It is the Company’s intent that the payments and benefits provided under the Plan either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted in a manner consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, if a Participant is a “specified employee” as such term is defined under Section 409A of the Code at the time of a Separation from Service and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Participant) until the date that is at least six (6) months following the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death), whereupon the Company will promptly pay the Participant a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid under the Plan during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with the Plan.
(b)    Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, additional time is needed to calculate the payment, or the payment would jeopardize the solvency of the Company.
(c)    Payment shall be delayed in the following circumstances:
(i)    Where the Committee reasonably anticipates that a delay in payment is necessary to comply with Federal securities laws or other applicable laws; or
(ii)    Where the Committee reasonably determines that a delay is permissible for other events or conditions under applicable published guidance of the Internal Revenue Service for Section 409A of the Code;
provided that any payment delayed by operation of this Section 8.8(c) will be made at the earliest date at which the Committee reasonably anticipates that the payment will not be limited or will cease to be so delayed.
(d)    If any portion of a Deferral Account is required to be included in income by a Participant or Beneficiary prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A

EXHIBIT 10.16
of the Code, the Committee may determine that such Participant or Beneficiary shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of the Deferral Account required to be included in income as a result of such failure or (ii) the unpaid Deferral Account.
(e)    Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
8.9.    Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only and are not to be construed in a manner which alters the terms hereof.
8.10.    No Warranties. Neither the Employing Company nor the Committee warrants or represents that the value of any Participant’s Deferral Account will increase. Each Participant assumes the risk in connection with the deemed investment of their Deferral Account.
8.11.    Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.